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                                  EXHIBIT 3.2
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                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                          SOMERA COMMUNICATIONS, INC.

     Somera Communications, Inc., a corporation organized and existing under the laws of the State of Delaware, does hereby certify:

     A. The name of the corporation is Somera Communications, Inc., (the "Corporation"). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 23, 1999.

     B. The amendment and restatement herein set forth has been duly approved by the Board of Directors of the Corporation pursuant to Sections 141 and 241 of the General Corporation Law of the State of Delaware ("Delaware Law"). Approval of this amendment and restatement was approved at a meeting of the Board of Directors. There are no stockholders of the Corporation and the Corporation has not received any payment for stock.

     C.   The restatement herein set forth has been duly adopted pursuant to
Section 245 of the Delaware Law. This Amended and Restated Certificate of Incorporation restates and integrates and amends the provisions of the Corporation's Certificate of Incorporation.

     D. The text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:


                                     FIRST

     The name of the corporation is Somera Communications, Inc. (the "Corporation").

                                    SECOND

     The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, County of New Castle, Delaware 19805. The name of its registered agent at such address is Corporation Service Company.

                                     THIRD

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                    FOURTH

     The Corporation is authorized to issue two classes of shares: Common Stock and Preferred Stock. The total number of shares which the Corporation is authorized to issue is two hundred twenty million (220,000,000) shares. The number of shares of Common Stock authorized is two hundred million (200,000,000) shares, $.001 par value. The number of shares of Preferred Stock authorized is twenty million (20,000,000) shares, $.001 par value.
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     The shares of Preferred Stock authorized by this Certificate of
Incorporation may be issued from time to time in one or more series. For any wholly unissued series of Preferred Stock, the Board of Directors is hereby authorized to fix and alter the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption prices, liquidation preferences, the number of shares constituting any such series and the designation thereof, or any of them.

     For any series of Preferred Stock having issued and outstanding shares, the Board of Directors is hereby authorized to increase or decrease the number of shares of such series when the number of shares of such series was originally fixed by the Board of Directors, but such increase or decrease shall be subject to the limitations and restrictions stated in the resolution of the Board of Directors ordinally fixing the number of shares of such series.

     If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                     FIFTH

     The Corporation is to have perpetual existence.

                                     SIXTH

     Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws so provide.

                                    SEVENTH

     The number of directors which constitute the whole Board of Directors of the Corporation shall be fixed exclusively by one or more resolution adopted from time to time by the Board of Directors.

                                    EIGHTH

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

                                     NINTH

     A. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     B. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.

     C. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article

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in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                     TENTH

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                   ELEVENTH

     Stockholders of the Corporation may not take action by written consent in lieu of a meeting but must take any actions at a duly called annual or special meeting.

                                    TWELFTH

     Vacancies created by newly created directorships, created in accordance with the Bylaws of this Corporation, may be filled by the vote of a majority, although less than a quorum, of the directors then in office, or by a sole remaining director.

                                  THIRTEENTH

     Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

                                  FOURTEENTH

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by ________, its Secretary, on September ___, 1999.


                                        _________________________________
                                        Jeffrey D. Saper

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